EXHIBIT 99.1
Liz Claiborne, Inc.
Executive Severance Agreement
          This Executive Severance Agreement (this “Agreement”), effective as of [               ] (the “Effective Date”), is by and between Liz Claiborne, Inc., a Delaware corporation (the “Company”), and [               ] (the “Executive”).
          WHEREAS, the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive to his or her assigned duties in the face of possible distraction of the Executive by virtue of the personal uncertainties and risks created by the possibility of termination of, or adverse change to, his or her employment prior to a change in control situation; and
          WHEREAS, the Compensation Committee believes it is in the Company’s best interests to ensure that the Executive will refrain from certain competitive activities with the Company as described herein;
          NOW, THEREFORE, to assure the Company that it will have the continued undivided attention and services of the Executive and the availability of his or her advice and counsel, and to induce the Executive to remain in the employ of the Company hereinafter, for the benefit of the Company and its shareholders, and for other good and valuable consideration, the Company and the Executive agree as follows:
          1. Term of Agreement. The term of this Agreement shall commence immediately upon the Effective Date and end on December 31, 2012 (the “Term”). The Term shall be automatically extended for additional one-year periods, unless the Company delivers notice to the Executive on or prior to October 31st of the year in which the expiration of the Term occurs of its intent not to extend the Term. The “Employment Period” means the earlier of the expiration of the Term or the Executive’s termination of employment. If the Executive’s employment with the Company terminates for any reason prior to the Effective Date, this Agreement shall be cancelled and have no further force and effect.
          2. Termination.
          (a) Cause. The Executive’s employment may terminate immediately, with or without Cause, at the election of the Company and upon notice from the Company to the Executive. As used herein, the term “Cause” means:
     (i) the Executive’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or other reasons beyond the control of the Executive), and which failure or refusal results in demonstrable direct and material injury to the Company;

     (ii) any willful or intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”) which results in demonstrable direct and material injury to the Company;
     (iii) the Executive’s conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; or
     (iv) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company.
For purposes of this Section 2, no act, or failure to act, on the Executive’s part shall be deemed “willful” or “intentional” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
          (b) Cause Determination. The Executive’s termination for Cause will be determined by the Compensation Committee based upon the recommendation of the CEO and Chief Legal Officer of the Company.
          (c) Death; Disability. The Executive’s employment with the Company terminates upon the Executive’s death or, at the Company’s option, by written notice to the Executive (or the Executive’s legal representative) upon the Executive’s Disability. As used herein the term “Disability” means any physical or mental condition that would qualify the Executive for a disability benefit under the long-term disability plan maintained by the Company, or, if there is no such plan, a physical or mental condition that prevents the Executive from performing the essential functions of the Executive’s position (with or without reasonable accommodation) for a period of six (6) consecutive months. A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that, if the Executive and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on the Executive and the Company. The Executive, the Executive’s legal representative or any adult member of the Executive’s immediate family shall have the right to present to the Company and such physician such information and arguments on the Executive’s behalf as the Executive or they deem appropriate, including the opinion of the Executive’s personal physician.
          (d) Performance-Based Termination. The Company may terminate the Executive’s employment based on performance (“Performance-Based Termination”). To constitute a Performance-Based Termination, the Executive must receive a written warning setting forth the performance deficiency and be afforded the opportunity to cure performance for a period of 60 days following the date of the written warning. Following the 60-day cure period, if the Company determines that the Executive’s performance has not improved, the Company shall notify the Executive in writing of the Performance-Based Termination and the Executive shall have the opportunity to appeal the Performance-Based Termination to the Board within two (2) business days following the date of the Company’s notice of termination. Any determination by the Board shall be final and binding.
          (e) Change in Control. The Executive’s employment may be terminated in connection with a “Change in Control” of the Company. A “Change in Control” shall be deemed to have occurred upon the happening of any of the following events: (i) any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 35% or more of the outstanding shares of common stock of the Company; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the election or appointment during any 12-month period of a majority of the members of the Board whose election or appointment is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. As applied to “Change in Control” herein, “in connection with” means a termination occurring within six (6) months prior to or within twelve (12) months following a Change in Control.
          3. Severance.
          (a) Termination For Cause; Voluntary Termination Without Good Reason. In the event that the Executive’s employment is terminated due to (i) a termination by the Company for Cause or (ii) the Executive’s resignation without Good Reason (as defined herein), the Company shall pay to the Executive an amount equal to the Executive’s accrued but unpaid base salary through the date of termination, payable in accordance with the Company’s ordinary payroll practices (“Accrued Salary”).
          (b) Termination Due to Death or Disability. In the event that the Executive’s employment is terminated due to the Executive’s death or Disability:
     (i) the Company shall pay to the Executive an amount equal to the Executive’s Accrued Salary; and
     (ii) the Executive shall be eligible for a pro-rated bonus (“Pro-Rated Bonus”) in respect of the Company’s fiscal year during which the termination occurs based on (x) the Company’s actual performance as determined pursuant to the provisions of the Company’s relevant bonus plan and (y) a fraction, the numerator of which is the number of whole months in the fiscal year prior to the date on which the Executive’s employment terminates and the denominator of which is twelve (12), payable at the time bonuses would otherwise be paid pursuant to the applicable bonus plan.

          (c) Performance-Based Termination. Subject to Section 3(g), in the event of a Performance-Based Termination:
     (i) the Company shall pay to the Executive an amount equal to the Executive’s Accrued Salary;
     (ii) the Company shall provide Benefits Continuation for the Executive and the Executive’s family, as provided in Section 3(e) below;
     (iii) the Executive shall be eligible for a Pro-Rated Bonus payable at the time bonuses would otherwise be paid pursuant to the applicable bonus plan; and
     (iv) the Company shall continue to pay to the Executive the Executive’s base salary at the then-current rate for a period of 26 weeks following the Performance-Based Termination (“Initial Continuation Period”), less an amount equal to the Executive’s portion of the premiums applicable to the Benefits Continuation. Following the Initial Continuation Period, the Executive may receive up to an additional 26 weeks of base salary continuation subject to the Executive’s inability to obtain Alternate Employment. The Executive shall be required to use Reasonable Efforts to obtain Alternate Employment. “Alternate Employment” means (x) employment that provides the Executive with base salary at a rate not less than 75% of the Executive’s base salary rate at the time of termination or (y) a consulting arrangement that continues for five (5) consecutive weeks and exceeds 30 hours per week. “Reasonable Efforts” means, among other things, that the Executive attends all counseling and/or training sessions recommended by the designated outplacement service group, maintains weekly contact with the outplacement service group and maintains discussions with the outplacement service group regarding all offers of alternate employment made to the Executive.
          (d) Termination Without Cause; Voluntary Termination for Good Reason; Termination in Connection with a Change in Control. Subject to Section 3(g), in the event that the Executive’s employment is terminated (1) by the Company other than for Cause and other than upon the Executive’s death, Disability or Performance-Based Termination, (2) by the Executive for Good Reason, or (3) in connection with a Change in Control:
     (i) the Company shall pay to the Executive an amount equal to the Executive’s Accrued Salary;
     (ii) the Company shall provide Benefits Continuation for the Executive and the Executive’s family, as provided in Section 3(e) below;
     (iii) the Company shall pay to the Executive an amount equal to two (2.0) times the Executive’s then current annual target bonus; and
     (iv) the Company shall pay to the Executive an amount equal to two (2.0) times the Executive’s then-current annual base salary, less an amount equal to the Executive’s portion of the premiums applicable to the Benefits Continuation for 26 weeks.

Payments pursuant to Section 3(d)(iii) and (iv) shall be made in a single lump sum on the 60th day following the Executive’s date of termination of employment, subject to the Executive’s execution and delivery of the Release as provided for in Section 3(g). For the purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events: (1) The Executive experiences a material diminution in duties or responsibilities, without the Executive’s consent (provided that a change in reporting structure shall not be deemed a diminution in duties or responsibilities); (2) The Company moves its principal executive offices by more than 100 miles (provided that such move increases the Executive’s commuting distance by more than 100 miles); (3) a material reduction in the Executive’s base salary; or (4) a material breach by the Company of any of its material obligations under any employment agreement between the Executive and the Company then in effect;provided, however, that no event or condition shall constitute Good Reason unless (x) the Executive gives the Company a written notice of termination for Good Reason no fewer than 30 days prior to the date of termination and not more than 90 days after the initial existence of the condition giving rise to Good Reason, and (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice.
          (e) Benefits Continuation. So long as the Executive shall not have breached the Executive’s obligations to the Company under Sections 4 and 5 hereof (and without limiting any other remedy available to the Company), the Company shall provide the Executive and the Executive’s family with coverage substantially identical to that provided to other senior executives of the Company in its medical, dental, vision, and the Executive life insurance programs (subject in the case of life insurance to insurability at standard rates) until the earlier of (i) 26 weeks following the date of the Executive’s termination or (ii) the date on which the Executive (or the Executive’s family in the case of the Executive’s death) becomes eligible to participate in another group welfare plan or program (“Benefits Continuation”). Notwithstanding the forgoing, nothing in this Section 3(e) shall prohibit the Company from making any modification to its medical, dental, vision and Executive life insurance programs from time to time. The Executive shall continue to pay the employee portion of the Benefits Continuation as in effect from time to time.
          (f) General. In the event that the Executive’s employment with the Company is terminated for any reason, the Company’s payment of the amounts or benefits provided for in this Section 3 (together with reimbursement of the Executive’s reasonable and necessary out-of-pocket business expenses incurred through such date in accordance with the Company’s standard policy in effect at such time) shall constitute complete satisfaction of all obligations of the Company to the Executive pursuant to this Agreement. Upon any termination of employment, the Executive shall cease to be an employee of the Company for all purposes and except as otherwise expressly set forth in this Section 3 or Section 9 of this Agreement, the Company shall have no obligation under this Agreement to provide the Executive with any employee benefits or perquisites hereunder. In particular, except as set forth in Sections 3(b)(ii) and 3(c)(iii), the Executive shall have no right to receive a bonus for the year in which the Executive’s employment is terminated for any reason.
          (g) Release Requirement. The Company expressly conditions its provision of all payments and benefits due to the Executive pursuant to this Section 3 on receipt from the Executive of a full general release of all claims against the Company, and its officers, directors, insureds and affiliates, in a form and manner determined by the Company in its sole discretion (“Release”), (which must be signed by the Executive within 21 or 45 days of receipt of the Release, as may be required by law) and such release becoming effective and irrevocable in its entirety.
          (h) Consideration. Payments made pursuant to Sections 3(b), 3(c), and 3(d) are made in consideration of the Executive’s signing a release pursuant to Section 3(g) and compliance with the covenants set forth in Section 4 and 5.
          (i) Sole Remedy. The Executive’s rights set out in this Agreement shall constitute the Executive’s sole and exclusive rights and remedies as a result of the Executive’s actual or constructive termination of employment other than rights to vested benefits under the Company’s tax qualified and non-qualified retirement plans or additional vesting of equity awards as provided for under the terms of those equity awards, or as otherwise required by applicable law, and the Executive hereby waives any such other claims against the Company as a result of the Executive’s termination of employment.
          (j) Compliance with Section 409A.
     (i) This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall not accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. As used in this Agreement, phrases such as “termination of employment” shall be interpreted to mean a “separation from service” using the default rules under Section 409A of the Code. If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code.
     (ii) Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. To the extent providing for deferral of compensation within the meaning of Section 409A of the Code, any payments or benefits to which the Executive is entitled upon a termination of employment shall be paid no earlier than the date on which the Executive incurs a termination of employment.
     (iii) Notwithstanding anything herein to the contrary, to the extent necessary to prevent the Executive from being subject to tax under Section 409A of the Code, if the Executive is a “specified employee” for purposes of Section 409A of the Code on the date on which the Executive terminates employment, any payment hereunder (including any provision of continued benefits) that provides for the deferral of compensation within the meaning of Section 409A of the Code (the “Delayed Payment Amounts”) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six (6) months following the Executive’s termination of employment; provided, however, that payment of the Delayed Payment Amounts shall commence within 30 days of the Executive’s death in the event of his death prior to the end of the six-month period.
          (k) Additional Tax Considerations. In the event that (but for this Section 3(k) any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan or arrangement with the Company Group (each, a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law, the Company shall reduce the aggregate amount of such Payments such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times such Eligible Employee’s “base amount” as defined in Section 280G(b)(3) of the Code. The determinations to be made with respect to this Section 3(k) shall be made by a certified public accounting firm designated by the Company. Any reductions shall first be made from cash payments pursuant to this Agreement or any other plan or agreement and then from payments in kind such as equity in the manner determined by the Company upon advice from the accounting firm.
          4. Confidentiality.
          (a) The Company owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information includes not only information disclosed by the Company to the Executive, but also information developed or learned by the Executive during the course or as a result of employment hereunder, which information the Executive acknowledges is and shall be the sole and exclusive property of the Company. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Company concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to the Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to the Executive through no wrongful act of any person; or (iii) which the Executive is required to disclose by applicable law, regulation, or legal process (provided that, unless prohibited by law, the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information).
          (b) The Executive acknowledges and agrees that in the performance of the Executive’s duties hereunder the Company will from time to time disclose to the Executive and entrust the Executive with Confidential Information. The Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be detrimental to the Company’s interests, an invasion of privacy and an improper disclosure of trade secrets. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of the Executive’s assigned duties and for the benefit of the Company, any Confidential Information, either during the Employment Period or thereafter.
          (c) In the event the Executive’s employment with the Company ceases for any reason, the Executive will not remove from the Company’s premises without its prior written consent any records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when the Executive’s employment with the Company terminates, the Executive will immediately deliver the same to the Company.

          (d) During the Employment Period, the Executive will disclose to the Company all designs, inventions and business strategies or plans developed by the Executive during such period which relate directly or indirectly to the business of the Company, including without limitation any process, operation, product or improvement. The Executive agrees that all of the foregoing are and will be the sole and exclusive property of the Company and that the Executive will at the Company’s request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Company.
          (e) The Executive and the Company agree that the Executive shall not disclose to the Company, or use for the Company’s benefit, any information which may constitute trade secrets or confidential information of third parties, to the extent the Executive has any such secrets or information.
          (f) Executive agrees not to disclose any information regarding the facts leading up to or the existence or substance of this Agreement, except to Executive’s spouse, domestic or civil union partner, tax advisor, and/or an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement, or as otherwise required by law.
          (g) The provisions of this Section 4, unless otherwise noted, shall survive the termination of this Agreement and the expiration of the Employment Period.
          5. Restrictive Covenants.
          (a) The Executive acknowledges and agrees (i) that the services to be rendered by the Executive for the Company are of a special, unique, extraordinary and personal character; (ii) that the Executive has and will continue to develop a personal acquaintance and relationship with one or more of the Company’s customers, employees, suppliers and independent contractors, which may constitute the Company’s primary or only contact with such customers, employees, suppliers and independent contractors, and (iii) that the Executive will be uniquely identified by customers, employees, suppliers, independent contractors and retail consumers with the Company’s products. Consequently, the Executive agrees that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Company that the Executive makes the covenants contained in this Section 5.
          (b) The Executive agrees that, during the Employment Period and for a period of 18 months thereafter (“Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the United States; provided however that nothing contained in this Section 5(b) shall prevent the Executive from owning less than 2% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Section 5(b), the term “Competing Business” shall mean any business entity that engages in a competing business with [the Company] [the Executive’s business unit], including, without limitation, any of the entities set forth on Exhibit A.
          (c) The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly:
     (i) persuade or seek to persuade any customer of the Company to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer was originally established in whole or in part through the Executive’s efforts;
     (ii) seek to employ or engage, or assist anyone else to seek to employ or engage, any person who at any time during the year preceding the termination of the Executive’s employment hereunder was in the employ of the Company or was an independent contractor providing material manufacturing, marketing, sales, financial or management consulting services in connection with the business of the Company and with whom the Executive had regular contact; or
     (iii) interfere in any manner in the relationship of the Company with any of its suppliers or independent contractors, whether or not the relationship between the Company and such supplier or independent contractor was originally established in whole or in part by the Executive’s efforts.
As used in this Section 5, the terms “customer” and “supplier” shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a customer or supplier, as the case may be, of the Company or which was such a customer or supplier at any time during the one-year period immediately preceding the date of termination of employment.
          (d) The Executive agrees that, during the Restricted Period, the Executive will take no action which is intended, or would reasonably be expected, to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.
          (e) The Executive agrees not to publicly or privately make or publish any statement (oral or written) that would disparage, criticize or defame the Company or its executives or directors, and the Executive will do his or her best to ensure that the Executive’s family members, agents or representatives also do not publicly or privately make or publish any statement (oral or written) that would disparage, criticize or defame the Company or its executive or directors.
          (f) The provisions of this Section 5 shall survive the termination of this Agreement and the expiration of the Employment Period.

          6. Remedies
          (a) The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Agreement (including without limitation Sections 4 or 5) may be inadequate and that damages flowing from such breach may not be readily susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in this Agreement, if the Executive violates any of the provisions of this Agreement (including, without limitation Sections 4 or 5), the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary restraining order or a preliminary or permanent injunction, restraining the Executive from committing or continuing any such violation, without the necessity of proving actual damages, posting any bond or other security. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding pursuant to Section 9(d).
          (b) It is agreed that in the event of a breach of this Agreement (including, without limitation, Sections 4 or 5), the Executive shall repay to the Company the amount of any payments made pursuant to Section 3 other than the Accrued Amounts. This Section 6(b) is in addition to any damages or remedies to which the Executive is entitled to under law or equity, except that any damages award will be reduced by the amount the Executive repaid pursuant to this Section 6(b).
          (c) To the extent required under applicable laws rules and regulations, the Company will be entitled to recoup, and the Executive will be required to repay, any payments or benefits pursuant to this Agreement.
          7. Withholding. The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all applicable tax and other withholding obligations of the Company.

          8. Notices. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid. Any notice to the Company shall be addressed to the Chief Financial Officer, Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Executive by notice as provided in this Section 8. Any notice to be given to the Executive shall be addressed to the Executive’s home address of record, or at such other address as the Executive may hereafter designate to the Company by notice as provided herein. Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.
          9. Miscellaneous.
          (a) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
          (b) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.
          (c) The Executive acknowledges and agree that his work with Company directly affects Company’s operations in the State of New York and, therefore, the parties agree that all provisions in this Agreement will be governed, construed and enforced in accordance with the laws of the State of New York and without regard to conflict of law provisions.
          (d) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by JAMS arbitration in the City of New York in accordance with the rules then governing. Judgment upon the arbitration award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 4 or 5 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to first seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that (i) the Executive makes a claim against the Company under this Agreement; (ii) the Company disputes such claim, and (iii) the Executive prevails with respect to such disputed claim, then the Company shall reimburse the Executive for the Executive’s reasonable costs and expenses (including reasonable attorney fees) incurred by the Executive in pursuing such disputed claim.
          (e) The parties agree (subject to Sections 9(c) and 9(d)) to the exclusive jurisdiction of the federal and state courts in the County of New York, State of New York for any disputes arising out of this Agreement or your employment, and agree to dismiss any claim brought in any other forum, with the party who filed a claim in such other forum to be responsible for all costs associated with such dismissal.
          (f) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.
          (g) The provisions of this Agreement which by their terms call for performance subsequent to termination of the Executive’s employment, or termination of this Agreement, shall so survive such termination.
          (h) Except as set forth in Section 3, the Executive shall not be required to mitigate, by seeking employment or otherwise, the amount of any payment or benefit provided for in this Agreement, including without limitation any payment or benefit made or vested upon or as a result of the termination of the Executive’s employment, nor will any compensation, income, or other benefit from any source whatsoever create any mitigation, offset or reduction against any such payment or benefit.
          (i) The Executive and the Company each hereby acknowledges and agrees that the provisions of this Agreement are not intended to create any contractual obligations with respect to the Executive’s employment by the Company. The Executive and the Company each acknowledges and agrees Employee’s employment by the Company continues to be “at-will” and either Employee or the Company may terminate the employment relationship at any time for any reason with or without Cause or notice.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

Liz Claiborne, Inc.
Date:	By:
Lisa Piovano Machacek
SVP Chief Human Resources Officer

Date:	By:
[ ]

EXHIBIT A
LIST OF COMPETING BUSINESSES
Limited Brands, V.F. Corp., Polo Ralph Lauren, Jones Apparel Group, Coach, American Eagle Outfitters, Abercrombie & Fitch Co., Phillips Van-Heusen, Aeropostale Inc., Charming Shoppes Inc., Guess ? Inc., Warnaco Group Inc., Quiksilver, Urban Outfitters, Ann Taylor Stores Corp., Chico’s FAS Inc., J. Crew Group Inc., Talbots Inc., Pacific Sunwear of California Inc. and New York & Co. Inc.

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